UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Liberty Global plc

(Exact Name of Registrant as Specified in its Charter)

England and Wales	98-1112770
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

38 Hans Crescent, London, England	SW1X 0LZ
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
LiLAC Class A Ordinary Shares	The NASDAQ Stock Market LLC
LiLAC Class C Ordinary Shares	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-199552

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the LiLAC Class A Ordinary Shares and the LiLAC Class C Ordinary Shares, each with a nominal value of $0.01 per share (together with the LiLAC Class B Ordinary Shares with a nominal value of $0.01 per share, the LiLAC Ordinary Shares) of Liberty Global plc (Liberty Global).

Reference is made to Amendment No. 3 to Liberty Global’s Registration Statement on Form S-4 (File No. 333-199552), which was filed with the SEC on December 24, 2014 and declared effective by the SEC on December 29, 2014 (the Registration Statement). The Registration Statement relates to, among other things, the creation and issuance of the LiLAC Ordinary Shares. The LiLAC Class A and Class C Ordinary Shares have been approved for listing on the Nasdaq Global Select Market under the symbols “LILA” and “LILAK.”

The description of the LiLAC Ordinary Shares contained in the sections of the Registration Statement entitled “The Transaction Proposals—Description of the New LiLAC Ordinary Shares and Liberty Global Ordinary Shares under Our New Articles of Association and Comparison to the Liberty Global Ordinary Shares under Our Current Articles of Association” and “The Transaction Proposals—Management and Allocation Policies” are incorporated herein by reference. The description of the LiLAC Ordinary Shares is qualified in its entirety by reference to the full text of Liberty Global’s new Articles of Association, a copy of which is filed as Exhibit 3.1 to this Form 8-A.

Item 2. Exhibits.

The following exhibits are filed as part of this Form 8-A:

Exhibit No.	Description

3.1	New Articles of Association of Liberty Global

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ Randy L. Lazzell
Name: Randy L. Lazzell
Title: Vice President

Dated: June 19, 2015

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement on Form 8-A:

Exhibit No.	Description

3.1	New Articles of Association of Liberty Global

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